Exhibit 10.7
CHANGE OF CONTROL AGREEMENT
OCEANEERING INTERNATIONAL, INC.
First Amendment
          WHEREAS, Oceaneering International, Inc., a Delaware corporation (the “Company”), entered into a Change of Control Agreement with                           (the “Executive”) dated as of August 15, 2001 (the “Agreement”); and
          WHEREAS, the Company and the Executive desire to amend the Agreement to provide for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
          WHEREAS, Section 11 of the Agreement provides that the Agreement may be modified only by a written instrument executed by both parties hereto;
          NOW, THEREFORE, effective as of the close of business on December 31, 2008, the parties agree to amend the Agreement as set forth below:
     1. The introductory clause of Section 1(a) is hereby amended to read as follows:
“During the Effective Period, if there is a termination of your employment with the Company either by the Company without Cause or by you for Good Reason either (x) prior to the Effective Date, unless it is reasonably demonstrated by the Company that such termination of your employment (a) was not at the request of a third party who has taken steps reasonably calculated to effect the Change of Control and (b) otherwise did not arise in connection with or anticipation of the Change of Control or (y) on or after the Effective Date, and if such Effective Period commences during the life of this Agreement, you shall be entitled to the following benefits:”
     2. The first sentence of Section 3(a) is hereby amended to read as follows:
“Any other provision of this Agreement to the contrary notwithstanding, if the present value (as defined herein) of the total amount of payments and benefits in the nature of compensation to be paid or provided to you or on your behalf, pursuant to the terms of this Agreement or otherwise, which are considered to be ‘parachute payments’ within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the ‘Code’), when added to any other such ‘parachute payments’ received by you in connection with a Change of Control, whether pursuant to the terms of this

Agreement or otherwise, is in excess of the amount you can receive without causing you to be subject to an excise tax with respect to such amount on account of Section 4999 of the Code, the Company shall pay to you an additional amount (hereinafter referred to as the ‘Excise Tax Premium’).”
     3. Section 6 is hereby amended to read as follows:
“The Company shall reimburse you for all legal and other costs (including but not limited to, administrative, accounting, tax, human resource and expert witness fees and expenses) incurred by you as a result of your seeking to obtain, assert or enforce any right or benefit conferred upon you by this Agreement.
You shall submit all invoices for such costs to the Company no later than 30 days prior to the end of the taxable year following the taxable year in which they were incurred. The Company shall reimburse you for such costs within 14 days of receipt of such invoices.”
     4. The Agreement is hereby amended by adding the new Paragraph 13 at the end thereof which shall read as follows:
“13. Section 409A.
(a) Notwithstanding anything in this Agreement to the contrary, if any provision of this Agreement would result in the imposition of an additional tax under Section 409A of the Code, that provision of this Agreement will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A of the Code shall be deemed to adversely affect your rights to the benefits provided by this Agreement. This Agreement is intended to comply with Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner that is compliant with the application of Section 409A of the Code. The Agreement shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Section 409A of the Code to comply with the applicable requirements of Section 409A of the Code. You shall have no right to specify the calendar year during which any payment hereunder shall be made.
(b) Notwithstanding any provision in this Agreement to the contrary, this Agreement shall not be amended or terminated in such manner that would cause this Agreement or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such amendment or termination that may reasonably be expected to result in such non-compliance shall be of no force or effect.
(c) If you are a ‘Specified Employee’ (as defined under Section 409A of the Code) as of the date of your ‘Separation from Service’ (as defined under Section 409A of the Code) as determined by the Company, the payment of any amount under this Agreement on account of your Separation from Service that is deferred compensation subject to the provisions of Section 409A of the Code and not otherwise excluded from Section 409A of the Code, shall not be paid until the earlier of your death or the later of the first business day that is six months after the date after your Separation from Service or the date the payment is otherwise payable under this Agreement (the ‘Delay Period’). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, without interest, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(d) All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amounts reimbursed or in-kind benefits provided under this Agreement during one taxable year may not affect the amounts reimbursed or provided in any other taxable year, the reimbursement of an eligible expense shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of an in-kind benefit is not subject to liquidation or exchange for another benefit. Notwithstanding any provision to the contrary in the Agreement, you agree that you shall submit reimbursable expenses to the Company no later than 30 days prior to the end of the taxable year following the taxable year in which they were incurred.
(e) An entitlement to a series of payments under this Agreement will be treated as an entitlement to a series of separate payments.”
     5. The definition of “Market Value” in Annex I is hereby amended by adding the following sentence to the end thereof which shall read as follows:
“With respect to grants or determinations made on and after January 1, 2009, ‘Market Value’ means, as of a particular date, (i) if Shares are listed or quoted on a national securities exchange, the closing price per Share reported or quoted on the consolidated transaction reporting system for the principal national securities exchange on which Shares are listed or quoted on that date, or, if there shall have been no such sale so reported or quoted on that date, on the last preceding date on which such a sale was so reported or quoted, (ii) if Shares are not so listed or quoted, the closing price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, Inc., or, if not reported by the Nasdaq Stock Market, Inc., by the National Quotation Bureau Incorporated, or (iii) if Shares are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose.”
     6. Subsection (b)(iii) of the definition of “Severance Package” in Annex I is hereby amended to read as follows:
“Performance Units, Restricted Stock Units, and any shares of Restricted Stock issued under the Plans and Other Plans shall be vested with all conditions to have been deemed to have been satisfied at the maximum level (provided that such awards had not theretofore been forfeited);”
     7. Section (c) of the definition of “Severance Package” in Annex I of the Agreement is hereby amended by adding the following sentence to the end of the first paragraph:
“This Agreement’s provision of continued participation in the Company’s medical and dental plans is intended to satisfy the Company’s obligation to provide such continuation coverage as required by Section 4980B of the Code.”
[Signature page follows]

     IN WITNESS WHEREOF, Oceaneering International, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 15th day of December 2008, but effective as of the close of business on December 31, 2008.

OCEANEERING INTERNATIONAL, INC.
By:	/s/ T. Jay Collins
T. Jay Collins
Chief Executive Officer and President

Agreed to on the 15th day of
December, 2008:

By: